Report of Independent Accountants

To the Trustees and Shareholders of
Express Scripts Automatic Exchange Security Trust

In planning and performing our audit of the financial statements of Express Scripts Automatic Exchange Security Trust (the "Trust") for the year ended December 31, 2002, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted the following matter involving internal control and its operation, including controls for safeguarding securities, that we consider to be a material weakness as defined above. This condition, which is discussed in the following paragraph, was considered in determining the nature, timing, and extent of procedures to be performed in our audit of the financial statements of the Trust.

The Trust holds a forward purchase contract for Class A shares of Express Scripts, Inc. (the "Contract") which represents over 90% of the Trust's investments at December 31, 2002. According to the prospectus, and in accordance with procedures approved by the Trustees, the Contract should be fair valued at a bid price received by the Trust at the end of each period from an independent broker-dealer firm unaffiliated with the Trust who is in the business of making


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bids on financial instruments similar to the Contract. These procedures were not properly followed and inadequate supervision and review failed to detect and resolve improper valuation of the Contract. Subsequent to year-end, the Trust engaged an unaffiliated broker-dealer to furnish valuations of the Contract and used such valuations to prepare its December 31, 2002 financial statements.

This report is intended solely for the information and use of the Trustees, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


PricewaterhouseCoopers LLP
New York, New York
March 7, 2003


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                                   EXHIBIT 77B

In its Report of Independent Accountants to the Trustees and Shareholders of Express Scripts Automatic Exchange Security Trust (the "Trust"), PricewaterhouseCoopers LLP noted a matter involving internal control components for safeguarding securities that it considered to be a material weakness. In particular, the Trust holds a forward purchase contract for Class A shares of Express Scripts, Inc. (the "Contract"). According to the prospectus, and in accordance with procedures approved by the Trustees, the Contract should be fair valued at a bid price received by the Trust at the end of each period from an independent broker-dealer firm unaffiliated with the Trust who is in the business of making bids on financial instruments similar to the Contract. These procedures were not properly followed and inadequate supervision and review failed to detect and resolve improper valuation of the Contract at December 31, 2000 and December 31, 2001. Subsequent to year-end, the Trust engaged an unaffiliated broker-dealer to furnish valuations of the Contract and used such valuations to prepare its December 31, 2002 financial statements. The December 31, 2002 financial statements include a comparison of the financial highlights of December 31, 2001 and 2000 as previously reported and as revised to reflect valuation of the Contract in accordance with procedures approved by the Trustees.

The Trustees concur with PricewaterhouseCoopers LLP's position regarding the above material weakness, have discussed this matter with the Trust's Administrator, and believe the material weakness has been corrected.


Date: March 11, 2003                                    /s/ Donald J. Puglisi
                                                     ---------------------------
                                                          Donald J. Puglisi
                                                          Managing Trustee